Exhibit 5

[LETTERHEAD OF BURNS & LEVINSON LLP]

April 1, 2008

Allied Nevada Gold Corp.

9604 Prototype Court

Reno, Nevada 89521

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 filed by Allied Nevada Gold Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement”) for the purpose of registering under the Securities Act 1,620,840 shares of the Company’s common stock, par value $0.001 per share (the “Shares”, which term includes shares of the Company’s common stock that may be issued and sold by the Company pursuant to an over-allotment option granted to the underwriters of the offering), pursuant to the terms of the underwriting agreement entered into as of the date hereof among the Company and Cormark Securities Inc. and GMP Securities Inc., as representatives of the underwriters named therein. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In arriving at our opinion expressed below, we have examined the 462(b) Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions applicable thereto.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the 462(b) Registration Statement and the Registration Statement on Form S-1 of the Company (SEC No. 333-148760), will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/  BURNS & LEVINSON LLP

BURNS & LEVINSON LLP